EXHIBIT 10.1

Change in Directors’ Compensation

On July 31, 2008, Magnetek, Inc.’s Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee, approved an increase in the annual retainer fee compensation payable to non-employee directors.  The annual retainer fee was increased to $35,000, effective as of fiscal year 2009.  The annual retainer fee is deferred and payable in phantom shares of common stock of the Company, pursuant to the Amended and Restated Director and Officer Compensation and Deferral Plan.